Exhibit 10.4

CEO FORM OF RESTRICTED STOCK UNIT AGREEMENT

H.B. FULLER COMPANY

RESTRICTED STOCK UNIT AWARD AGREEMENT
(Under the H.B. Fuller Company 2018 Master Incentive Plan)

THIS AGREEMENT, dated as of ________________, 20___ (the "Grant Date"), is entered into between H.B. Fuller Company, a Minnesota corporation (the “Company”), and ____________________, an employee of the Company or an affiliate of the Company (the “Participant”).

WHEREAS, the Company, pursuant to the H.B. Fuller Company 2018 Master Incentive Plan (the “Plan”), wishes to award to the Participant Restricted Stock Units, representing the right to receive shares (“Shares”) of common stock, par value $1.00 per share, of the Company (“Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Agreement and the Plan;

WHEREAS, the Participant’s rights to receive Shares of Common Stock hereunder are sometimes referred to as “Restricted Stock Units” in this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements set forth herein, the parties hereto hereby agree as follows:

1.

Award of Restricted Stock Units. The Company, as of the Grant Date, hereby grants to the Participant an award of ______ Restricted Stock Units, each Restricted Stock Unit representing the right to receive one Share of Common Stock on such date as set forth herein, plus an additional amount pursuant to Section 2(b) hereof, subject to the terms and conditions set forth in this Agreement.

2.            Rights of the Participant with Respect to the Restricted Stock Units.

 (a)     No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle Participant to any rights of a shareholder of Common Stock. The rights of the Participant with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 3 hereof.

 (b)     Dividend Equivalents. As long as the Participant holds Restricted Stock Units granted pursuant to this Agreement on the applicable record date, the Company shall credit to the Participant, on each date that the Company pays a cash dividend to holders of Common Stock generally, an additional number of Restricted Stock Units (“Additional Restricted Stock Units”) equal to the total number of whole Restricted Stock Units and Additional Restricted Stock Units previously credited to the Participant under this Agreement multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such date, divided by the Fair Market Value of a share of Common Stock on such date. Any fractional Restricted Stock Unit resulting from such calculation shall be included in the Additional Restricted Stock Units. A report showing the number of Additional Restricted Stock Units so credited shall be sent to the Participant periodically, as determined by the Company. The Additional Restricted Stock Units so credited shall be subject to the same terms and conditions as the Restricted Stock Units granted pursuant to this Agreement and the Additional Restricted Stock Units shall be forfeited in the event that the Restricted Stock Units with respect to which the dividend equivalents were credited are forfeited.

(c)     Issuance of Shares; Conversion of Restricted Stock Units. No Shares of Common Stock shall be issued to the Participant prior to the date on which the Restricted Stock Units vest, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 3 hereof. Neither this Section 2(c) nor any action taken pursuant to or in accordance with this Section 2(c) shall be construed to create a trust of any kind. After any Restricted Stock Units vest pursuant to Section 3 hereof, the Company shall promptly cause to be issued, in either certificated or uncertificated form, Shares of Common Stock registered in the Participant’s name or in the name of the Participant’s legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested whole Restricted Stock Units and any Additional Restricted Stock Units and shall cause such certificated or uncertificated shares to be delivered to the Participant or the Participant’s legal representatives, beneficiaries or heirs, as the case may be. In no event shall issuance of Shares occur more than ninety (90) days after the applicable Vesting Date (as defined below). The value of any fractional Restricted Stock Unit shall be cancelled at the time certificated or uncertificated shares are delivered to the Participant in payment of the Restricted Stock Units and any Additional Restricted Stock Units.

3.            Vesting; Forfeiture.

(a)     Vesting. Subject to the terms and conditions of this Agreement, in the event that any one or more of the performance measures for the Participant set forth under the Company’s Short-Term Incentive Program are met (at the threshold level or above) for the fiscal year ending ________________, 20__ (the “Performance Period”) as determined by the Compensation Committee of the Board of Directors of the Company, the Restricted Stock Units shall vest in full and the restrictions with respect to the Restricted Stock Units shall lapse if the Participant remains continuously employed by the Company or an Affiliate of the Company until the date of such vesting (the “Vesting Date”) and lapse of restrictions, as set forth below:

Vesting Date	Percentage of Restricted Stock Units to Vest

_______ anniversary of the Grant Date	__%
_______ anniversary of the Grant Date	__%
_______ anniversary of the Grant Date	__%
_______ anniversary of the Grant Date	__%
_______ anniversary of the Grant Date	__%

In the event that none of the performance measures set forth under the Company’s Short-Term Incentive Program are met (at the threshold level or above) for the Performance Period, the Restricted Stock Units, the Participant’s right to receive any Shares (including the right to receive any Shares relating to Additional Restricted Stock Units) shall be immediately and irrevocably forfeited at the end of the Performance Period.

(b)     Notwithstanding the foregoing provisions of this Agreement, but subject to the other terms and conditions set forth herein, in the event that a Change in Control of the Company occurs prior to a Vesting Date, and the Participant incurs a Qualifying Termination of Employment during the Protected Period, all unvested Restricted Stock Units then outstanding (and not previously forfeited) shall immediately vest, and the Participant shall be entitled to receive a payment of all corresponding Shares of Common Stock. Such payment shall be made promptly following the date of the Change in Control. For the purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon any of the following events:

(1)

a public announcement (which, for purposes hereof, shall include, without limitation, a report filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that any individual, corporation, partnership, association, trust or other entity becomes the beneficial owner (as defined in Rule 13(d)(3) promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the voting power of the Company then outstanding;

(2)

the individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that if the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered to be a member of the Incumbent Board);

(3)

the approval of the shareholders of the Company, and consummation, of (i) any consolidation, merger or statutory share exchange of the Company with any person in which the surviving entity would not have as its directors at least 60% of the Incumbent Board and as a result of which those persons who were shareholders of the Company immediately prior to such transaction would not hold, immediately after such transaction, at least 60% of the voting power of the Company then outstanding or the combined voting power of the surviving entity’s then outstanding voting securities; (ii) any sale, lease, exchange or other transfer in one transaction or series of related transactions substantially all of the assets of the Company; or (iii) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Company; or

(4)	a determination by a majority of the members of the Incumbent Board, in their sole and absolute discretion, that there has been a Change in Control of the Company.

For purposes of this Section 3(b), “voting power” when used with reference to the Company shall mean the voting power of all classes and series of capital stock of the Company now or hereafter authorized.

Notwithstanding the foregoing, if any payment due under this Section 3(b) is deferred compensation subject to Section 409A of the Code, and if the Change in Control is not a “change in control event” that serves as a permissible payment event under Treasury Regulation § 1.409A-3(i)(5) or such other regulation or guidance issued under Section 409A of the Code, then the Restricted Stock Units shall vest upon the Change in Control as provided above but payment under this Section 3(e) shall be delayed until the earlier of (i) the last day of the Performance Period or (ii) the Participant’s separation from service (subject to any additional required delay under Section 9(a)).

(c)      For the purposes of this Agreement, a “Qualifying Termination of Employment” shall mean either (i) an involuntary termination of employment by the Company or an Affiliate other than for Cause or Disability during the Protected Period; or (ii) a voluntary resignation by the Participant for Good Reason during the Protected Period.

(d)     For purposes of this Agreement, “Protected Period” means the 24-month period beginning on and immediately following each and every Change in Control. “Cause” means any act by the Participant that is materially inimical to the best interests of the Company and that constitutes common law fraud, a felony or other gross malfeasance of duty on the part of the Participant. “Disability” means disabled within the meaning of Section 409A(a)(2)(C)(i) of the Code. “Good Reason” shall mean the occurrence of any of the following events, in each case, after the Participant has provided written notice to the Company within 60 days of the occurrence of such event and the Company has failed to cure the cause of such event within 60 days after the date of such written notice (and the Participant terminates employment within 60 days of the expiration of such cure period), except for the occurrence of such an event in connection with the termination or reassignment of the Participant’s employment by the Company or an Affiliate for Cause or for Disability:

(i) a material change in the Participant’s pay consisting of a 10% or more reduction in total cash compensation opportunity as in effect immediately prior to the Change in Control (unless such reduction is part of an across-the-board uniformly applied reduction affecting all similarly situated senior executives of the Company); or

(ii) a significant diminution in the Participant’s authority and duties as in effect immediately prior to the Change of Control (excluding an isolated, insubstantial or inadvertent action not taken in bad faith that is remedied promptly by the Company after receiving notice); provided, however, that a change of the individual or officer to whom the Participant reports, in and of itself, would not constitute diminution; or

(iii) a change of the Participant’s principal work location of 50 or more miles from that immediately prior to the Change in Control.

(e)      Effect of Termination of Employment. In the event that the Participant’s employment with the Company and all Affiliates is terminated prior to a Vesting Date, the Participant’s right to receive any Shares (including the right to receive any Shares relating to Additional Restricted Stock Units) corresponding to that Vesting Date shall be immediately and irrevocably forfeited, unless such termination is by reason of:

(1)	the Participant’s permanent disability (within the meaning of Section 409A(a)(2)(C)(i) of the Code);

(2)	the Participant’s death; or

(3)	the Participant’s retirement (as defined below in Section 3(g) below).

For avoidance of doubt, if the Participant is employed by an Affiliate that is sold or otherwise ceases to be an Affiliate of the Company, the Participant shall incur a termination of employment by the Company and all Affiliates of the Company under this Agreement.

(f)     Early Vesting on Death or Disability. In the event the Participant dies or becomes permanently disabled prior to a Vesting Date, all unvested Restricted Stock Units then outstanding (and not previously forfeited) shall immediately vest, and the Participant or the Participant’s estate shall be entitled to receive a payment of all corresponding Shares of Common Stock. Such payment shall be made as soon as administratively feasible (but in no event more than ninety (90) days) following the Participant’s death or permanent disability, as applicable.

(g)     Retirement. In the event the Participant retires during the Performance Period or prior to a Vesting Date, as long as such retirement is at least 180 days after the Grant Date, then the Participant’s rights under this Agreement shall remain outstanding as if the Participant had remained employed for the duration of the Performance Period and through the Vesting Date. The Participant shall be entitled to receive payment of the Shares, if any, that become payable under Section 1 based on actual performance achieved. For purposes of this Section 3, “retirement” shall mean the voluntary or involuntary termination of the Participant’s employment for any reason other than Cause, Disability or death, after the Participant has completed at least ten years of service as an employee of the Company and/or an Affiliate and has attained age 55, so long as the Participant has at all times that Restricted Stock Units are outstanding under this Agreement complied with the terms of any applicable confidentiality, non-disclosure and/or non-competition agreement between the Company and the Participant.

4.          Restrictions on Transfer. The Restricted Stock Units shall not be transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to the Restricted Stock Units upon the death of the Participant. Each right under this Agreement shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s legal representative. The Restricted Stock Units and any rights under this Agreement may not be sold, assigned, transferred, pledged, alienated, attached or otherwise encumbered and any purported sale, assignment, transfer, pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company or any Affiliate.

5.          Income Tax Matters. In order to comply with all applicable federal, foreign, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, foreign, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from the Participant. Upon vesting of the Restricted Stock Units and the lapse of the restrictions with respect to the Restricted Stock Units under the terms of this Award Agreement, the Participant shall be obligated to pay any applicable withholding taxes arising from such vesting and lapse of restrictions. Unless the Company receives an irrevocable written instruction, addressed to the attention of the Secretary of the Company, from the Participant prior to the date that the Restricted Stock Units vest and the restrictions lapse, the Company shall automatically withhold as payment the number of Shares of Common Stock, determined by the Fair Market Value on the applicable vesting date as set forth in Section 3 and lapse of restrictions, required to pay the applicable withholding taxes (but only to the extent necessary to satisfy minimum statutory withholding requirements if required under ASC Topic 718).

6.          Securities Matters. No Shares of Common Stock shall be issued pursuant to this Agreement prior to such time as counsel to the Company shall have determined that the issuance of such Shares will not violate any securities or other laws, rules or regulations. The Company shall not be required to deliver any Shares of Common Stock until the requirements of any applicable securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied. In addition, the grant of these Restricted Stock Units and/or the delivery of any Shares of Common Stock under this Agreement are subject to the Company’s Executive and Key Manager Compensation Clawback Policy and any other clawback policies the Company may adopt in the future to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (or any other applicable law) and any applicable rules and regulations of the Securities and Exchange Commission or applicable stock exchange.

7.          Tax Consequences. The Participant agrees that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimize the Participant’s tax liabilities. The Participant will not make any claim against the Company, or any of its officers, directors, employees or Affiliates related to tax liabilities arising from the Restricted Stock Units or the Participant’s other compensation.

8.          Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Common Stock such that an adjustment is necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of shares subject to the Restricted Stock Units.

9.          General Provisions.

(a)      Section 409A. Notwithstanding the foregoing, to the extent that any payment due hereunder is (i) deferred compensation subject to Section 409A of the Code (“Section 409A”), and (ii) is payable to a specified employee (as that term is defined in Section 409A), and (iii) is payable on account of the specified employee’s separation from service (as that term is defined in Section 409A), payment of any part of such amount that would have been made during the six (6) months following the separation from service shall not then be paid but shall rather be paid on the first day of the seventh (7th) month following the separation from service.

(1)

For this purpose, specified employees shall be identified by the Company on a basis consistent with regulations issued under Section 409A, and consistently applied to all plans, programs, contracts, etc. maintained by the Company that are subject to Section 409A.

(2)	For this purpose, “termination of employment” shall be defined as “separation from service” as that term is defined under Section 409A.

(3)

To the extent that Section 409A is applicable to this Agreement, this Agreement shall be construed and administered to comply with the rules of Section 409A. Neither the Company nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the participant or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.

(4)

The rules of Section 409A of the Code shall apply to this Agreement, and this Agreement shall be construed and administered accordingly. Notwithstanding the foregoing, neither the Company nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Agreement or on account of any failure to comply with any section of the Code.

(b)      Interpretations. This Agreement is subject in all respects to the terms of the Plan. Terms used herein which are defined in the Plan shall have the respective meanings ascribed to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final and conclusive upon all parties in interest.

(c)      No Right to Employment. The grant of the Restricted Stock Units shall not be construed as giving the Participant the right to be retained as an employee of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss the Participant from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement or the Plan.

(d)      Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(e)      Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction under any law deemed to be applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law, or if it cannot be so construed or amended without, in the determination of the Committee, materially altering the purpose or intent of this Agreement, such provision shall be stricken as to such jurisdiction or this Agreement, and the remainder of this Agreement shall remain in full force and effect.

(f)      Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota will govern all questions concerning the validity, construction and effect of this Agreement.

(g)      Consent to Collection/Processing/Transfer of Personal Data.  Pursuant to applicable personal data protection laws, the Company hereby notifies the Participant of the following in relation to the Participant’s personal Data (as defined below) and the collection, use, processing and transfer of such Data in relation to the Company’s grant of this award and the Participant’s participation in the Plan.  The collection, use, processing and transfer of the Participant’s Data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan, and the Participant’s denial and/or objection to the collection, use, processing and transfer of Data may affect the Participant’s participation in the Plan.  As such, the Participant hereby voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of Data as described in this paragraph.

(i)

The Company and the Participant hold certain personal information about the Participant, including the Participant’s name, home address, email address and telephone number, date of birth, social security number, passport number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all stock awards or any other entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). Data may be provided by the Participant or collected, where lawful, from third parties, and Company will process Data for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan. Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Employee’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Employee’s participation in the Plan.

(ii)

Company and the Participant’s employer (if the Participant’s employer is not the Company) (“Employer”) will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and Company and the Employer may each further transfer Data to any third parties assisting Company in the implementation, administration and management of the Plan. As permitted by applicable personal data protection laws, if Company or the Employer becomes involved in a merger, acquisition, sale of assets, joint venture, securities offering, bankruptcy, reorganization, liquidation, dissolution, or other transaction or if the ownership of all or substantially all of Company or the Employer otherwise changes, Company or the Employer may transfer Data to a third party or parties in connection therewith.  These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Employee hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer Data, in electronic or other form, for purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Employee’s behalf to a broker or other third party with whom the Employee may elect to deposit any shares of Common Stock acquired pursuant to the Plan.

(iii)

The Employee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of Data, (b) verify the content, origin and accuracy of Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Employee’s participation in the Plan. The Employee may seek to exercise these rights by contacting the Employer’s local HR manager or Company’s Human Resources Department. The Employee understands that he or she is providing the consent herein on a purely voluntary basis. If the Employee does not consent or later seeks to remove his or her consent, the Employee’s salary from or employment with the Employer will not be affected; the only consequence of refusing or withdrawing his or her consent is that Company would not be able to grant the Employee Restricted Stock Units or other equity awards or participate in the Plan.

(iv)

Finally, the Employee understands that Company may rely on a different legal basis for the processing and/or transfer of Data in the future and/or request that the Employee provide another data privacy consent or acknowledgment. If applicable and upon request of Company or the Employer, the Employee agrees to provide an executed acknowledgment or data privacy consent form (or any other acknowledgment, agreement or consent) to Company or the Employer that Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Employee’s country, either now or in the future. The Employee understands that he or she will not be able to participate in the Plan if the Employee fails to execute any such acknowledgment or consent requested by Company or the Employer.

(h)     Addendum. Notwithstanding the provisions of this Agreement, the award shall be subject to any special terms and conditions for the Participant’s country set forth in the Appendix to this Agreement. To the extent any provision in the Addendum is inconsistent with a provision in the body of this Agreement, the provision in the Addendum shall prevail. Moreover, if the Participant relocates to one of the countries included in the Addendum, the terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

H.B. FULLER COMPANY

By:

Participant

Date: